ITEX Corporation Announces Credit Facility Increase

U.S. Bank Expands Line of Credit to $1.5 million

Bellevue, WA – November 24, 2008 – ITEX Corporation (OTCBB: ITEX), The Membership Trading CommunitySM, a leading marketplace for cashless business transactions in North America, today announced that the credit facility with its primary banking institution had been expanded.

ITEX and U.S. Bank entered into an agreement to increase the maximum loan amount under its revolving credit facility from $1.0 million to $1.5 million, to lower the interest rate of the facility, to remove certain borrowing base limitations, and to extend the maturity date to November 30, 2009.

Steven White, Chairman and CEO noted, “ITEX continues to position itself to take advantage of opportunities that may present themselves in the current chaotic financial and difficult business environment. Although there is currently no outstanding balance under this line of credit and we have no immediate plans to use it, we felt it prudent to increase our access to additional capital. We may use the line of credit to finance short term working capital requirements, initiate new revenue-generating projects or to pursue strategic opportunities.”

Timothy J. Flynn, Vice President of Commercial Banking for U.S. Bank, commented, “We are pleased with ITEX’s continued financial performance and overall success during the last five years, and look forward to expanding our long-term relationship with ITEX Corporation.”

About ITEX

ITEX, The Membership Trading Community SM, is a thriving network of participating member businesses. Members increase sales through an exclusive distribution channel managed by franchisees, licensees and corporate-owned locations, by utilizing ITEX dollars to exchange goods and services. ITEX is powered by ITEX Payment Systems, the leading payment technology platform for processing cashless business transactions. ITEX is headquartered in Bellevue, WA. For more information, please visit ITEX’s website at www.itex.com. We routinely post important information on the investor relations portion of our website.

Contact:
Alan Zimmelman
ITEX Corporation
425.463.4017
alan@itex.com

Budd Zuckerman
Genesis Select
303-415-0200
bzuckerman@genesisselect.com

This press release contains forward-looking statements that involve risks and uncertainties concerning our expected performance (as described without limitation in the quotations from current management in this release) and comments within the safe harbor provisions established under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from the results predicted and reported results should not be considered as an indication of our future performance. We believe that these potential risks and uncertainties include, without limitation: the continuing development of successful marketing strategies for our concepts; our ability to increase revenues and sustain profitability; the availability of adequate working capital; our dependence both on key personnel and our franchise network; and the effect of changes in the overall economy and in technology. Statements in this release should be evaluated in light of these factors. These risk factors and other important factors that could affect our business and financial results are discussed in our periodic reports and filings with the Securities and Exchange Commission, including our Forms 10-K and Forms 10-Q, which are available at www.sec.gov. All information set forth in this release is as of November 24, 2008, and ITEX undertakes no duty to update this information.

For more information, please visit www.itex.com